Exhibit 99.1

Benihana Inc. and
Subsidiaries

Consolidated Financial Statements as of
and for the Fiscal Years Ended
March 31, 2024, and March 26, 2023, and
Independent Auditor’s Report

BENIHANA INC. AND SUBSIDIARIES

Independent Auditor’s Report

To the Board of Directors

Benihana Inc.

Opinion

We have audited the consolidated financial statements of Benihana Inc. and Subsidiaries (a Delaware corporation), which comprise the consolidated balance sheets as of March 31, 2024, and March 26, 2023, and the related consolidated statements of comprehensive income, statements of stockholders’ equity (deficiency), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Benihana Inc. and Subsidiaries as of March 31, 2024, and March 26, 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Benihana Inc., and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Benihana Inc.’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Benihana Inc.’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Benihana Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Melville, New York

June 27, 2024

BENIHANA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2024, AND MARCH 26, 2023

(In thousands)

	March 31,	March 26,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,177	$33,303
Cash and cash equivalents—restricted	499	499
Receivables—net	4,061	3,865
Inventories	5,749	5,540
Prepaid expenses and other current assets	5,567	3,223
Investment securities, available for sale—restricted	35	28
Total current assets	43,088	46,458

PROPERTY AND EQUIPMENT—Net	102,375	97,354
RIGHT-OF-USE ASSET—Net	192,209	198,263
GOODWILL	50,804	50,804
INTANGIBLE ASSETS—Net	79,366	79,551
DEFERRED INCOME TAX ASSET—Net	47,195	—
OTHER ASSETS—Net	1,276	1,338
TOTAL	$516,313	$473,768

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$8,672	$9,025
Accrued expenses	38,861	41,560
Current portion of operating lease liabilities	23,784	20,830
Total current liabilities	71,317	71,415

LONG-TERM DEBT—Net of deferred financing costs	214,410	212,521
OPERATING LEASE LIABILITIES	197,337	197,522
DEFERRED INCOME TAX LIABILITIES—Net	—	12,886
FINANCE LEASE OBLIGATION	850	799
OTHER LONG-TERM LIABILITIES	4,937	4,709
Total liabilities	488,851	499,852

COMMITMENTS AND CONTINGENCIES (Notes 11 and 14)
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Common stock—$0.01 par value; authorized—1,000 shares; issued and outstanding—1,000 shares at March 31, 2024, and March 26, 2023, respectively	—	—
Additional paid-in capital	140,297	140,264
Accumulated deficit	(112,835)	(166,348)
Total stockholders’ equity (deficiency)	27,462	(26,084)
TOTAL	$516,313	$473,768

See accompanying notes to the consolidated financial statements.

BENIHANA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE FISCAL YEARS ENDED MARCH 31, 2024, AND MARCH 26, 2023

(In thousands)

	March 31,	March 26,
	2024	2023
REVENUE:
Restaurant sales	$527,445	$513,715
Franchise fees and royalties	2,591	2,400
Other revenue	104	1,002

Total revenue	530,140	517,117

COST AND EXPENSES:
Cost of food and beverage sales	104,370	111,194
Restaurant operating expenses	346,149	332,375
General and administrative expenses	37,170	36,923
Restaurant opening expenses	2,519	1,179
Impairment charges	8,946	—

Total cost and expenses	499,154	481,671

INCOME FROM OPERATIONS	30,986	35,446

INTEREST EXPENSE—Net	35,370	29,497

(LOSS) INCOME BEFORE INCOME TAXES	(4,384)	5,949

INCOME TAX (BENEFIT) PROVISION	(57,897)	3,627

NET INCOME	53,513	2,322

COMPREHENSIVE INCOME	$53,513	$2,322

See accompanying notes to the consolidated financial statements.

BENIHANA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
FOR THE FISCAL YEARS ENDED MARCH 31, 2024, AND MARCH 26, 2023

(In thousands)

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-In	Accumulated	Gain (Loss) -	Stockholders’
	Stock	Capital	Deficit	Net of Tax	Equity (Deficiency)
BALANCE—March 27, 2022	$—	$140,209	$(168,670)	$—	$(28,461)
Net income	—	—	2,322	—	2,322
Stock-based compensation	—	55	—	—	55
BALANCE—March 26, 2023	—	140,264	(166,348)	—	(26,084)
Net income	—	—	53,513	—	53,513
Stock-based compensation	—	33	—	—	33
BALANCE—March 31, 2024	$—	$140,297	$(112,835)	$—	$27,462

See accompanying notes to the consolidated financial statements.

BENIHANA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED MARCH 31, 2024, AND MARCH 26, 2023

(In thousands)

	March 31,	March 26,
	2024	2023
OPERATING ACTIVITIES:
Net income	$53,513	$2,322
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,147	16,561
Amortization of deferred debt issuance costs	1,891	1,854
Accretion of finance lease obligation	136	129
Gift card breakage income	(104)	(1,002)
Loss on disposal of property and equipment	554	1,066
(Gain) loss on available for sale securities	(7)	22
Noncash impairment charges	8,946	—
Deferred income taxes	(60,081)	2,360
Stock-based compensation	33	55
Noncash operating lease costs	1,784	(1,102)
Change in operating assets and liabilities that provided (used) cash:
Receivables	(664)	862
Inventories	(209)	(254)
Prepaid expenses and other current assets	(2,517)	(575)
Income tax receivable	(186)	468
Other assets	48	147
Accounts payable	(767)	(1,592)
Accrued expenses and other liabilities	(652)	3,479
Net cash provided by operating activities	18,865	24,800
INVESTING ACTIVITIES:
Expenditures for property and equipment	(24,962)	(21,112)
Expenditures for new software	(57)	(34)
Proceeds from sale of liquor licenses	115	—
Purchase of liquor licenses	—	(183)
Net cash used in investing activities	(24,904)	(21,329)
FINANCING ACTIVITIES:
Borrowings on line of credit	—	14,690
Repayments on line of credit	—	(14,690)
Debt issuance costs	(2)	—
Payments of finance lease obligation	(85)	(78)
Net cash used in financing activities	(87)	(78)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, CASH-RESTRICTED, AND CASH EQUIVALENTS RESTRICTED	(6,126)	3,393
CASH, CASH EQUIVALENTS, CASH-RESTRICTED, AND CASH EQUIVALENTS RESTRICTED—Beginning of year	33,802	30,409
CASH, CASH EQUIVALENTS, CASH-RESTRICTED, AND CASH EQUIVALENTS RESTRICTED—End of year (Note 1)	$27,676	$33,802
SUPPLEMENTAL CASH FLOW INFORMATION—Cash paid during the fiscal year for: Interest	$33,507	$26,250
Income taxes	$2,021	$798
NONCASH OPERATING ACTIVITIES:
Tenant allowance receivable	$1,240	$1,590
NONCASH FINANCING AND INVESTING ACTIVITIES:
Acquired property and equipment for which cash payments had not yet been made	$2,148	$3,261

See accompanying notes to the consolidated financial statements.

BENIHANA INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED MARCH 31, 2024, AND MARCH 26, 2023

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations—As of March 31, 2024, Benihana Inc., including its wholly-owned subsidiaries (“Benihana,” the “Company,” “we,” “our” or “us”), owned and operated 69 Benihana teppanyaki restaurants and 19 RA Sushi restaurants. We also had 12 franchised Benihana teppanyaki restaurants as of March 31, 2024. In fiscal year 2019, we launched the sale of certain consumer packaged goods.

Benihana National Corp., our subsidiary, owns the right to operate, license and develop restaurants and products using the Benihana name and trademarks in the United States, Central and South America and the Caribbean islands. We also own the United States trademarks and worldwide development rights to the names “Haru” and “RA” and related trademarks.

Basis of Presentation—The consolidated financial statements include the assets, liabilities and results of operations of the Company. All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year—We have a 53-/52-week fiscal year. Our fiscal year ends on the Sunday within the dates of March 26 through April 1. Fiscal year 2024 consisted of 53 weeks, and fiscal year 2023 consisted of 52 weeks.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

Actual amounts could differ from those estimates.

Cash and Cash Equivalents—We consider all highly liquid investment instruments purchased with an initial maturity of three months or less to be cash equivalents. Amounts receivable from third-party credit card processors of $8.7 million and $8.3 million as of March 31, 2024, and March 26, 2023, respectively, are also considered cash equivalents because they are both short-term and highly liquid in nature and are typically converted to cash within three days of the sales transaction. The Company maintains its cash with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. At March 31, 2024, funds not insured approximated $16.1 million.

Cash and Cash Equivalents, Restricted—Certain cash amounts included in our consolidated cash and cash equivalents are in accounts that are restricted to funding payment of health benefits as required by the San Francisco Healthcare Ordinance and vacation and health benefits. The liabilities associated with such benefits are also included in our accompanying consolidated balance sheets within accrued expenses.

The following table provides a reconciliation of the components of cash and cash equivalents and cash and cash equivalents– restricted reported in our accompanying consolidated balance sheets to the total of the amount presented in our accompanying consolidated statements of cash flows:

	March 31, 2024	March 26, 2023
Cash and cash equivalents	$27,177	$33,303
Cash and cash equivalents—restricted	499	499
Total cash and cash equivalents and cash and cash equivalents - restricted presented in our accompanying consolidated statements of cash flows	$27,676	$33,802

Inventories—Inventories, which consist principally of restaurant operating supplies and food and beverage, are stated at the lower of cost (first-in, first-out method) or net realizable value.

Investment Securities, Available for Sale—We maintain investments in certain publicly traded mutual funds that invest in equity securities. We invest in these mutual funds to mirror and track the performance of the elections made by employees that participate in our deferred compensation plan.

These investments are held in trust in accordance with the deferred compensation plan and are restricted for payment of plan expenses and benefits to the participants. These mutual fund investments are classified as available for sale and are carried at fair value with unrealized gains and losses reflected in interest expense, net, on the consolidated statements of comprehensive income for 2024 and 2023. These investments have no stated maturities.

Fair Value Hierarchy—Fair value is determined for assets and liabilities, which are grouped according to hierarchy, based on significant levels of observable or unobservable inputs. These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Accounting for Long-Lived Assets—Property and equipment are stated at cost. We capitalize all direct costs incurred to construct restaurants. Upon opening, these costs are depreciated and charged to expense based upon their useful life classification. Rent expense incurred during the construction period is not capitalized but is charged to restaurant opening costs. We capitalized $488,000 of interest expense during fiscal year 2024. We capitalized $510,000 of interest expense during fiscal year 2023.

We periodically assess the potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We consider a history of consistent and significant negative comparable restaurant sales and declining operating profit or operating losses to be primary indicators of potential asset impairment. Assets are grouped and evaluated for impairment at the lowest level for which there is identifiable cash flow, primarily at the individual restaurant level. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying restaurant. If a forecast of undiscounted future operating cash flows directly related to the restaurant is less than the carrying amount of the restaurant’s long-lived assets, the carrying amount is compared to fair value. An impairment loss is measured as the amount by which the carrying amount of the restaurant’s long-lived assets exceeds their fair value, and the charge is taken against results of operations. Fair value is an estimate based on a net present value model, which discounts projected free cash flows at a computed weighted-average cost of capital as the discount rate (Level 3 in the three-tier fair value hierarchy). The projected free cash flows used in calculating estimated fair value involve a significant amount of judgment and include our best estimates of expected future comparable sales and operating performance for each restaurant.

As further discussed in Note 10, Impairment Charges, we recorded $1.6 million of impairment charges during fiscal year 2024 related to the write-down of property and equipment to estimated fair value at certain of our restaurants. We did not record any impairment charges during fiscal year 2023.

Accounting for Goodwill and Intangibles—Goodwill consists of the cost of an acquired business in excess of the fair value of net assets acquired, using the purchase method of accounting. Goodwill and other intangible assets deemed to have indefinite lives are not amortized and are subject to annual impairment tests. Intangible assets deemed to have finite lives are amortized over their estimated useful lives.

We review goodwill and other indefinite-lived intangible assets annually for impairment or more frequently if indicators of impairment exist. The evaluation consists of a comparison of each reporting unit’s fair value to its carrying value. If the carrying value of the reporting unit is greater than its fair value, an impairment charge is recorded in the amount of the difference, not to exceed the carrying value of the reporting unit’s goodwill.

Our indefinite-lived intangible assets consist of trademarks and premiums on liquor licenses. The costs of purchasing transferable liquor licenses through open markets in jurisdictions with a limited number of authorized liquor licenses are capitalized as indefinite-lived intangible assets and included in intangible assets in the accompanying consolidated balance sheets. We review both trademarks and premiums on liquor licenses for impairment annually or more frequently if impairment indicators exist. For fiscal years 2024 and 2023, we performed our assessment for possible impairment during the third quarter and concluded there was no impairment.

Our finite-lived intangible assets are primarily comprised of franchise agreements and are included in intangible assets-net in the accompanying consolidated balance sheets. Amortization is computed using the straight-line method over the estimated lives of the assets: franchise agreements—13 years.

Amortization of intangibles totaled $256,000 during fiscal year 2024 and $314,000 during fiscal year 2023.

Deferred Financing Costs—Deferred financing costs are included as an offset to debt in long-term debt, net, in the accompanying consolidated balance sheets and are amortized over the remaining term of the underlying debt to interest expense on a straight-line basis, which does not materially differ from the effective interest rate method.

Self-Insurance—We are self-insured for certain losses, principally related to health, workers’ compensation and general liability exposure, and we maintain stop-loss coverage with third-party insurers to limit our total exposure. The self-insurance liability represents an estimate of the ultimate cost of claims incurred and unpaid, both reported and unreported, as of the consolidated balance sheet date. We utilize estimates of expected losses, based on statistical and actuarial analyses, to determine our self-insurance liability.

Stockholders’ Equity (Deficiency)—As a result of a merger transaction in August 2012 (the “Merger”), the Company is a wholly-owned subsidiary of Safflower Holdings Corp. (the “Parent”), a Delaware corporation, which is primarily owned by funds advised by the Private Equity Group of Angelo, Gordon & Co. (“Angelo Gordon”). During fiscal year 2021, Angelo Gordon and other co- investors contributed an additional $30 million of equity. Our amended Certificate of Incorporation authorized 1,000 shares of common stock with a par value of $0.01 per share. All 1,000 shares were issued to the Parent.

Revenue Recognition—We do not rely on any major guests as a source of revenue. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to our guests. Restaurant sales, as presented in the consolidated statements of comprehensive income, represent food, beverage and other products sold. Restaurant sales are presented net of discounts, coupons, employee meals, and complimentary meals. We recognize revenue from restaurant sales when payment is tendered at the point of sale, as our performance obligation to provide food, beverage and other products is satisfied. Sales taxes collected from guests and remitted to governmental authorities are presented on a net basis within restaurant sales in the accompanying consolidated statements of comprehensive income.

As a franchisor, we collect initial franchise fees, which are deferred and recognized over the term of the franchise agreement. Revenue related to franchise fees is not material for fiscal years 2024 or 2023. Continuing royalties, which are based upon a percentage of each franchised restaurant’s gross revenues or distribution of our consumer packaged goods to retailers, are recognized as income when earned. Royalty revenues attributed to foreign countries totaled approximately $263,000 and $223,000 for fiscal years 2024 and 2023, respectively.

We sell gift cards to guests in our restaurants and through our websites and third-party retail outlets. Proceeds from the sale of gift cards are deferred until the revenue recognition criteria have been met, generally upon redemption. We recognize breakage revenue for unredeemed gift cards in proportion to actual gift card redemptions based on historical breakage rates. Breakage revenue of $104,000 and $1.0 million was recognized in fiscal years 2024 and 2023, respectively, and is included in other revenue in the consolidated statements of comprehensive income. Unredeemed gift cards for fiscal years 2024, 2023, and 2022 were $4.1 million, $3.5 million and $4.0 million, respectively.

Catering revenue is generated through contracts with guests whereby the guests agree to pay a contract rate for a future service. Our contract performance obligations are fulfilled at the time the catering services are provided to the guests. Amounts received in advance of catering services are deferred and recorded as unearned income. We recognized catering service revenue of $1.1 million and $1.2 million in fiscal years 2024 and 2023, respectively. Unearned income related to catering services was immaterial for both fiscal years 2024 and 2023.

Accounting for Leases—We generally operate our restaurants in leased premises. We are obligated under various lease agreements for certain restaurant facilities and our corporate office, which are classified as operating leases. The typical restaurant premises lease is for a term of between 10 and 25 years with renewal options ranging from five to 20 years. The leases generally provide for the obligation to pay property taxes, utilities and various other use and occupancy costs. We are also obligated under two leases for office space.

We evaluate our leases at the commencement of the lease to determine the classification as an operating or finance lease. Upon adoption of Accounting Standards Codification 2016-02 (as amended), Leases (“ASC 842”), we recognized operating and finance lease liabilities based on the present value of minimum lease payments over the remaining expected lease term and corresponding right-of-use assets. We recognize lease expense related to operating leases on a straight-line basis. Amortization expense and interest expense related to finance leases are included in depreciation and amortization and interest expense, net, respectively, in our consolidated statements of comprehensive income.

As further discussed in Note 10, Impairment Charges, we recorded $7.4 million of impairment charges during fiscal year 2024 related to the write-down of right-of-use assets to estimated fair value at certain of our restaurants. We did not record any impairment charges during fiscal year 2023.

We cannot determine the interest rate implicit in our leases. Therefore, the discount rate represents our incremental borrowing rate and is determined based on risk-free rates. We use rates on US government securities for periods comparable with lease terms as risk-free rates.

Under the provisions of certain of our leases, there are rent holidays and/or escalations in payments over the base lease term, percentage rent, as well as options for renewal for additional periods. The effects of the rent holidays and escalations have been reflected in rent expense on a straight-line basis over the expected lease term, which includes option periods we are reasonably assured to exercise due to the fact that we would incur an economic penalty for not doing so. Generally, the lease term commences on the date when we become legally obligated for the rent payments or as specified in the lease agreement. Recognition of rent expense begins when we have the right to control the use of the leased property, which is typically before rent payments are due under the terms of most of our leases. Percentage rent expense is generally based upon sales levels and is accrued at the point in time we determine that it is probable that the sales levels will be achieved. Leasehold improvements are amortized on the straight- line method over the shorter of the estimated life of the asset or the same expected lease term used for lease accounting purposes. Prior to the adoption of ASC 842, leasehold improvements paid for by the lessor were recorded as leasehold improvements and deferred rent.

In some cases, a location we lease may require construction to ready the space for its intended use where we have involvement with the construction of leased assets. The construction period begins when we take possession of the building or land from the property owner and continues until the space is substantially complete and ready for its intended use. Consideration of the nature and extent of involvement during the construction period may require that we be considered the accounting owner of the construction project. In these build-to-suit leases, we capitalize the construction costs, including the value of costs incurred up to the date we executed the lease and costs incurred during the remainder of the construction period, as such costs are incurred. Additionally, we recognized a financing obligation for construction costs incurred. Once construction is complete, we are required to perform a sale- leaseback analysis to determine if we can remove the assets and associated financing obligations from the consolidated balance sheets. In one location, we maintain various forms of "continuing involvement" in the property; therefore, we continue to recognize the asset and associated financing obligations following construction completion. We will continue to account for the asset as if we are the legal owner, and the financing lease obligation, similar to other debt, until the lease expires or is modified.

Refer to Note 11, Leases, for further information.

Depreciation and Amortization—Depreciation and amortization are computed using the straight-line method over the estimated useful life (buildings—30 years; restaurant furniture, fixtures and equipment—eight years; office equipment—eight years; personal computers, software and related equipment—three years; and leasehold improvements—lesser of the expected lease term used for lease accounting purposes or their useful lives). Depreciation expense associated with property and equipment totaled $16.7 million and $16.2 million during fiscal years 2024 and 2023, respectively.

Restaurant Opening Costs—Restaurant opening costs include costs to recruit and train hourly restaurant employees, wages, travel and lodging costs for our opening training team and other support employees, costs for practice service activities and straight-line minimum base rent during the restaurant preopening period. We expense restaurant opening costs as incurred. We incurred $2.5 million and $1.2 million of restaurant opening costs during fiscal years 2024 and 2023, respectively.

Advertising—Advertising costs are expensed as incurred. Production costs for television commercials are deferred and expensed at the time of first airing of the commercial. Advertising costs were $7.5 million and $6.5 million during fiscal years 2024 and 2023, respectively, and are included in restaurant operating expenses in the accompanying consolidated statements of comprehensive income.

Stock-Based Compensation—Non-cash compensation costs related to equity-based payments to employees, including grants of employee and director profits interest units (“Units”), are recognized in general and administrative expenses in the accompanying consolidated statements of comprehensive income based on their grant date fair values. Compensation cost is recognized over the period that an employee provides service for that award, resulting in charges to earnings.

Our equity-based compensation structure includes service vesting and performance vesting Units. We use the Black-Scholes option pricing model in measuring fair value, which requires the input of subjective assumptions. We recognize compensation expense relating to the service vesting Units ratably over the requisite service period for the entire award. The performance vesting Units vest by achieving certain performance conditions. We record compensation expense for performance vesting Units when we deem the achievement of the performance goals to be probable. Our equity-based compensation structure is described more fully in Note 12, Stock-Based Compensation.

Income Taxes—We provide for federal and state income taxes currently payable as well as for those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. We use the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. Recognition of deferred tax assets is limited to amounts considered by us to be more likely than not of realization in future periods.

A tax benefit claimed or expected to be claimed on a tax return is recorded from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority.

Recently Adopted Accounting Standards—In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to estimate credit losses. Effective March 27, 2023, the Company implemented ASU 2016-13. The implementation did not have a material impact on the Company’s consolidated financial statements.

2.	INVENTORIES

Inventories as of March 31, 2024, and March 26, 2023, consist of the following (in thousands):

	March 31, 2024	March 26, 2023
Food and beverage	$4,100	$3,963
Supplies	1,649	1,577
Inventories	$5,749	$5,540

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of March 31, 2024, and March 26, 2023, we had certain publicly traded mutual funds that invest in equity securities, included in investment securities, available for sale - restricted in our accompanying consolidated balance sheets, which are required to be measured at fair value on a recurring basis. We invest in these mutual funds to mirror and track the performance of the elections made by employees that participate in our deferred compensation plan. These mutual fund investments are classified as available for sale and are carried at fair value with unrealized gains and losses reflected in interest expense, net, on the consolidated statements of comprehensive income in 2024 and 2023. We determined the fair value of our investment securities available for sale using quoted market prices (Level 1 in the three-tier fair value hierarchy).

The following tables disclose (in thousands), as of March 31, 2024, and March 26, 2023, our available for sale investment securities at both the cost basis and fair value by investment type. There were no significant available for sale investment securities at a net unrealized loss position as of March 31, 2024, and March 26, 2023.

	March 31, 2024		March 26, 2023
	Cost	Fair Value	Cost	Fair Value
Equity securities, available for sale, restricted	$35	$35	$28	$28

Fair value measurements of nonfinancial assets and nonfinancial liabilities are primarily used in the valuation of our reporting units for the purpose of assessing goodwill and other indefinite-lived intangible asset impairment and the valuation of property and equipment when assessing long-lived asset impairment. None of our nonfinancial assets or nonfinancial liabilities were measured at fair value or impaired as of March 31, 2024, or March 26, 2023, except as discussed below.

The following table discloses (in thousands) the impairment charges recorded during the year ended March 31, 2024 by asset type, the fair value of the asset, and the level used to determine the fair value in the three-tier fair value hierarchy. Refer to Note 1, Summary of Significant Accounting Policies, and Note 10, Impairment Charges, for the reasons for the measurements, description of the inputs, and information used to develop the inputs.

	Impairment	Fair
Asset	Charge	Value	Hierarchy Level
March 31, 2024:
Property and equipment,certain locations	$1,559	$673	Level 3—unobservable inputs
Right-of-use asset, certain locations	7,387	1,353	Level 3—unobservable inputs

4.	PROPERTY AND EQUIPMENT

Property and equipment, net, as of March 31, 2024, and March 26, 2023, consist of the following (in thousands):

	March 31, 2024	March 26, 2023
Leasehold improvements	$198,856	$183,325
Building	159	159
Restaurant furniture, fixtures and equipment	56,805	50,248
	255,820	233,732
Less accumulated depreciation and amortization	158,790	143,420
	97,030	90,312
Construction in progress	5,345	7,042
Property and equipment, net	$102,375	$97,354

We disposed of $1.9 million and $4.6 million of assets (and related accumulated depreciation of $1.3 million and $3.5 million) during fiscal years 2024 and 2023, respectively, primarily in connection with restaurant renovations and closures. We recorded $1.6 million of impairments during fiscal year 2024, which is included in impairment charges in the consolidated statements of comprehensive income. We did not have any impairments in fiscal year 2023.

5.	INTANGIBLE ASSETS

Intangible assets, net, as of March 31, 2024, and March 26, 2023, consist of the following (in thousands):

	March 31, 2024	March 26, 2023
Trademarks	$77,460	$77,460
Franchise agreements, net of accumulated amortization of $2,144 and $1,960 in 2024 and 2023, respectively	255	440
Premium on liquor licenses	1,651	1,651
Intangible assets, net	$79,366	$79,551

Estimated amortization expense over the estimated remaining life of finite-lived intangible assets as of March 31, 2024, is as follows (in thousands):

Fiscal years:
2025	$219
2026	95
2027	9
2028	—
2029	—
Thereafter	—
Total	$323

The weighted-average remaining estimated useful life is 1.5 years.

6.	OTHER ASSETS

Other assets, net, as of March 31, 2024, and March 26, 2023, consist of the following (in thousands):

	March 31, 2024	March 26, 2023
Security deposits	$716	$698
Other, net of accumulated amortization of $4,310 and $4,255 in 2024 and 2023, respectively	560	640
Other assets, net	$1,276	$1,338

7.	ACCRUED EXPENSES

Accrued expenses as of March 31, 2024, and March 26, 2023, consist of the following (in thousands):

	March 31, 2024	March 26, 2023
Accrued interest	$8,219	$7,367
Accrued payroll, incentive compensation and related taxes	6,578	11,714
Unredeemed gift cards	4,139	3,470
Sales taxes payable	3,365	2,798
Accrued percentage rent	2,127	2,287
Accrued workers’ compensation claims	1,770	1,608
Accrued capital expenditures	1,319	2,846
Accrued general liability claims	990	1,018
Income taxes payable	233	97
Other accrued liabilities	10,121	8,355
Accrued expenses	$38,861	$41,560

8.	LONG-TERM DEBT

Senior Secured Credit Facility—In June 2018, we entered into a $200 million senior secured credit facility (the “Senior Facility”) with certain lenders (the “Lenders”). The Senior Facility is secured by a first priority perfected security interest in substantially all present and future assets of the Company and a guarantee by the Parent and all domestic subsidiaries of the Company. The proceeds from the Senior Facility were utilized to pay down the terminated senior secured credit facility.

The Senior Facility consists of credit in an aggregate principal amount equal to $180 million and a $20 million revolving loan facility. The term loan and the revolving loan facility bear interest at a floating rate tied to the Secured Overnight Financing Rate (“SOFR”), previously London InterBank Offered Rate (“LIBOR”), or an index rate, based upon our election, with interest payments due on the earlier of the term requested upon the initial draw request or 90 days. The term loan had an interest rate margin of 9.91% with an option, which we elected, to pay in kind (“PIK”) interest up to 3.60% of the per annum interest due and payable on the term loans. The PIK interest is capitalized and added to the principal balance of the obligations on such date. There are no required amortization payments, and the Senior Facility matures on June 28, 2026, as amended. As the entire outstanding term loan balance is long-term, the balance is shown as long-term debt in the accompanying consolidated balance sheets.

On May 31, 2019, we entered into Amendment No. 1 to the Senior Facility (the “Amended Senior Facility”) to change the PIK option from 3.6% to 2.6% and increase the maximum allowable maintenance capital expenditure.

On April 2, 2020, we entered into Amendment No. 2 to the Amended Senior Facility, which permitted us to PIK the entire April 1, 2020 interest payment. It also waived certain financial covenants for the same period.

On June 9, 2020, we entered into Amendment No. 3 to the Amended Senior Facility, which permitted us to PIK the entire interest payment each quarter through January 1, 2021. It also waived certain financial covenants through September 2022. In exchange, our interest rate margin was increased.

On May 18, 2021, we entered into Amendment No. 4 to the Amended Senior Facility to revise the limits on our maximum allowable maintenance capital expenditure.

On February 9, 2023, we entered into Amendment No. 5 to the Amended Senior Facility to revise the limits on our maximum allowable maintenance capital expenditure. It also changed the benchmark rate from LIBOR to SOFR.

On June 21, 2023, we entered into Amendment No. 6 to the Amended Senior Facility to extend the maturity of the Senior Facility to June 28, 2026.

We have incurred $11.0 million in deferred financing costs related to the issuance of these facilities. Deferred financing costs, net of accumulated amortization, of $0.5 million and $2.3 million are included as a reduction to long-term debt in the accompanying consolidated balance sheets as of March 31, 2024, and March 26, 2023, respectively. Amortization of $1.9 million for each of fiscal years 2024 and 2023 is included in interest expense in the accompanying consolidated statements of comprehensive income.

At March 31, 2024, we did not have an outstanding balance under the revolving loan facility. We had $215 million outstanding under the term loan, with $33.5 million of the balance attributed to our PIK interest election. Our PIK interest rate at March 31, 2024 was 2.60%. Our borrowing capacity under the revolving loan facility is reduced on a dollar-for-dollar basis by the cumulative amount of any outstanding letters of credit, which totaled $4.5 million at March 31, 2024, resulting in $15.5 million available borrowing capacity. As of March 31, 2024, and March 26, 2023, we were in compliance with the financial and nonfinancial covenants of the Amended Senior Facility.

In May 2024, the debt was paid off in conjunction with the transaction (Note 16).

Interest Expense—Interest expense for fiscal years 2024 and 2023 consisted of the following (in thousands):

	March 31, 2024	March 26, 2023
Senior Facility term loan	$33,553	$27,172
Amortization of deferred financing costs	1,891	1,854
Senior Facility revolving loan	117	140
Letter of credit fees and other	448	408
Interest income	(639)	(77)
Interest expense, net	$35,370	$29,497

9.	RESTAURANT OPERATING EXPENSES

Restaurant operating expenses are those costs that are directly attributed to the operation of individual restaurant locations and, for fiscal years 2024 and 2023, consist of the following (in thousands):

	March 31, 2024	March 26, 2023
Labor and related costs	$186,310	$181,455
Occupancy costs	35,737	34,366
Depreciation and amortization	17,102	16,859
Advertising and promotional costs(1)	15,424	13,920
Utilities and telephone	13,277	12,598
Restaurant supplies	11,141	11,957
Credit card discounts	10,776	10,050
Third-party delivery fees	8,435	9,152
Other restaurant operating expenses	47,947	42,018
Total restaurant operating expenses	$346,149	$332,375

(1)	Advertising and promotional costs consist of advertising costs (see Note 1, Summary of Significant Accounting Policies) and various promotional costs, the most significant of which are the allocations from cost of sales of the estimated food and beverage cost related to the redemption of the gift certificates issued to “The Chef’s Table”, “The Hook-Up”, and “Access” program participants.

10.	IMPAIRMENT CHARGES

We periodically assess the potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As a result of underperformance of certain restaurants and its resulting impact on our expectation of future cash flows, we determined that a change in circumstances had occurred and the carrying value of certain of our property and equipment and right of use assets may not be recoverable. During fiscal year 2024, the results of our analysis indicated that the property and equipment and right of use assets were impaired at the certain locations, resulting in an impairment charge of $8.9 million to write down the restaurants’ property and equipment and right of use asset to estimated fair value, which is classified as impairment charges in the accompanying consolidated statements of comprehensive loss.

There were no impairment charges recorded during fiscal year 2023.

11.	LEASES

The components of lease expense for fiscal years 2024 and 2023 are as follows:

	March 31, 2024	March 26, 2023
Operating lease expense	$27,362	$25,410
Variable lease expense	6,022	6,847
Total	$33,384	$32,257

The components of lease assets and liabilities as of March 31, 2024, and March 26, 2023 are as follows:

	Balance Sheet Classification	March 31, 2024	March 26, 2023
Operating lease right-of-use assets	Right-of-use assets	$192,209	$198,263
Total lease assets, net		$192,209	$198,263
Operating lease liabilities - current		$23,784	$20,830
Operating lease liabilities - non-current	Operating lease liabilities	197,337	197,522
Total lease liabilities, net		$221,121	$218,352

Supplemental cash flow information related to leases for fiscal years 2024 and 2023 is as follows:

	March 31, 2024	March 26, 2023
Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases	$26,808	$25,074
Right-of-use assets obtained in exchange for new operating lease liabilities	2,032	13,338

The weighted-average remaining lease terms and discount rates as of March 31, 2024, and March 26, 2023 are as follows:

	March 31, 2024	March 26, 2023
Weighted average remaining lease term, in years Operating leases	10.7	12.2
Weighted average discount rate Operating leases	2.8%	2.6%

The annual maturities of our operating lease liabilities as of March 31, 2024 are as follows:

	Operating Leases	Finance Lease
Fiscal years: 2025	$29,518	$85
2026	27,278	85
2027	25,968	85
2028	25,705	86
2029	24,972	93
Thereafter	123,447	870
Total future lease commitments	256,888	1,304
Less imputed interest	(35,767)	(454)
Present value of lease liabilities	221,121	850
Less: current portion of lease liabilities	23,784	—
Noncurrent portion of lease liabilities	$197,337	$850

Finance lease obligation—In connection with the build-to-suit lease, we capitalized $5.5 million of construction costs. As of March 31, 2024, accumulated depreciation was $773,000, and the financing obligation was $850,000. As of March 26, 2023, accumulated depreciation was $643,000, and the financing obligation was $799,000.

12.	STOCK-BASED COMPENSATION

Our 2012 Unit Award Plan (the “Units Plan”) was implemented to promote the long-term growth and profitability of the Company by providing those involved in the Company’s growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging them to contribute to and participate in the success of the Company. The number of Units authorized for issuance in the Parent was increased during fiscal year 2021 by 30,000,000 Units to 31,167,480 Units. The Units contain both service and performance vesting conditions. Through fiscal year 2024, we granted 30,368,103 Units and forfeited 1,305,888 Units, leaving 2,105,265 Units available under the Units Plan.

The service vesting Units vest in equal annual installments from the grant date. We recognize stock- based compensation expense related to these awards ratably over the vesting periods. The performance vesting Units vest upon any equity proceeds received by our shareholders that meet various dollar thresholds. We recognize stock-based compensation expense related to the performance vesting Units when we deem the achievement of the performance conditions probable. As a result of the transaction (Note 16) subsequent to year end, 2,599,661 Units were fully vested under change in control provisions resulting in a compensation charge of $38.2 million on May 1, 2024. The grant date fair value of the Units is estimated using a Black-Scholes option pricing model. The estimated forfeiture rate used to record compensation expense is based on historical forfeitures and is adjusted periodically based on actual results. There was no compensation expense recorded during either fiscal year 2024 or 2023 for the performance vesting Units. Transactions under the Units Plan were as follows:

			Service
			Vesting Units
			Weighted-
			Average
			Grant Date
	Performance	Service	Fair Value
	Vesting Units	Vesting Units	(per Share)
Outstanding - March 27, 2022	28,288,154	536,763
Forfeited	(3,429)	(2,286)	14.20
Outstanding - March 26, 2023	28,284,725	534,477
Granted	—	—	—
Outstanding - March 31, 2024	28,284,725	534,477

As of March 31, 2024, the weighted-average contractual term is 0.2 years, and the remaining unrecognized compensation cost of the service vesting Units was $3,000.

13.	INCOME TAXES

Deferred tax assets and liabilities reflect the tax effect of temporary differences between amounts of assets and liabilities for financial reporting purposes and the amounts of these assets and liabilities as measured by income tax law. The income tax effects of temporary differences that give rise to deferred tax assets and liabilities as of March 31, 2024, and March 26, 2023, are as follows (in thousands):

	March 31, 2024	March 26, 2023
Deferred tax assets: ASC 842 lease liability	$57,227	$56,853
FICA tip credit carryover	25,609	26,336
Disallowed interest carryforward	24,007	18,097
State net operating loss carryforwards	4,364	4,770
Property and equipment	2,232	2,426
Accrued liabilities and other	1,765	2,527
Gift card liability	1,071	903
Workers’ compensation	970	863
Goodwill and intangibles	443	468
Straight-line rent expense	270	258
Amortization of gain	113	132
Employee benefit accruals	9	7
Federal net operating loss carryforwards	—	1,922
Other carryforwards	242	514
	118,322	116,076
Valuation allowance	(486)	(56,386)
Deferred tax liabilities:
Operating right-of-use assets	49,744	51,705
Trademarks	20,223	20,156
Goodwill	364	360
Inventories	244	240
Franchise agreements	66	115
	70,641	72,576
Net deferred tax assets (liabilities)	$47,195	$(12,886)

We have FICA tip credit carryovers of $25.6 million that expire between 2033 and 2044.

In addition, we have certain state and federal net operating loss carryforwards of $83.1 million, with an estimated tax effect of $4.4 million. While a portion of the ending tax effect of these net operating loss carryforwards will carryforward indefinitely without expiration, almost all of the balance of our net operating loss carryforwards expire at various dates through 2044. In assessing whether the deferred tax assets may be realized, we considered whether it is more likely than not that some or all of the deferred tax assets will not be realized based upon an assessment of both positive and negative evidence as prescribed by applicable accounting guidance. We computed a three-year cumulative income / loss analysis on a jurisdiction-by-jurisdiction basis and concluded that sufficient negative evidence exists to require a valuation allowance for a portion of the aforementioned net operating losses. Accordingly, we believe that it is more likely than not that the benefit from certain net operating loss carryforwards will not be realized, and as of March 31, 2024, we have provided a valuation allowance of $353,000 for these net operating loss carryforwards. We intend to maintain a state valuation allowance until sufficient positive evidence exists to support its reversal.

As of March 31, 2024, we recorded a reversal of our previously existing valuation allowance of $55.9 million. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, was considered in determining the appropriateness of recording a reversal of the valuation allowance on deferred tax assets. An accumulation of recent pretax losses is considered strong negative evidence in that evaluation. We have reversed the valuation allowance due to positive evidence outweighing the negative evidence. As of March 31, 2024, we continue to maintain a valuation allowance of $133,000 related to separate Company state deferred tax assets. These assets pertain to jurisdictions where certain of our loss generating subsidiaries file standalone tax returns.

Net deferred tax assets as of March 31, 2024 consist of long-term assets totaling $47.2 million and net deferred tax liabilities as of March 26, 2023, consist of long-term liabilities totaling $12.9 million.

The income tax (benefit) provision for fiscal years 2024 and 2023 consists of the following (in thousands):

	March 31, 2024	March 26, 2023
Current tax provision:
Federal	$970	$154
State	1,214	1,113
Deferred tax benefit—federal and state	(60,081)	2,360
Income tax (benefit) provision	$(57,897)	$3,627

The income tax (benefit) provision differed from the amount computed at the statutory rate primarily due to changes to the valuation allowance recorded and net operating losses, offset by tax credits in fiscal years 2024 and 2023. We file income tax returns that are periodically audited by various federal and state jurisdictions. We are generally no longer subject to federal and state income tax examinations for years prior to fiscal year 2020. During fiscal year 2023, our New York state income tax returns for fiscal years 2008 through 2011 were under examination. During fiscal year 2024, the Company was able to reach a settlement with the state and remitted a payment of $350,000 to resolve the outstanding issue and the examination has been closed as of March 31, 2024.

As of March 31, 2024, and March 26, 2023, we had $298,000 and $619,000 of unrecognized tax liability related to uncertain tax positions, respectively.

The unrecognized tax liability and related interest and penalties are generally classified as other long-term liabilities in the accompanying consolidated balance sheets. A reconciliation of beginning and ending unrecognized tax benefits, exclusive of related interest and penalties, as of March 31, 2024, and March 26, 2023, is as follows (in thousands):

Unrecognized tax benefits—March 27, 2022	$591
Gross decreases—prior-period tax positions	—
Gross increases—prior-period tax positions	28
Unrecognized tax benefits—March 26, 2023	619
Gross decreases—prior-period tax positions	(350)
Gross increases—prior-period tax positions	29
Unrecognized tax benefits—March 31, 2024	$298

We recognize interest and penalties related to unrecognized tax benefits within income tax expense in the accompanying consolidated statements of comprehensive income. As of March 31, 2024, the amount accrued for the payment of interest was $186,000, and we did not incur any penalties related to unrecognized tax benefits.

14.	COMMITMENTS AND CONTINGENCIES

Wage and Hour Proceedings—The Company has been named in various class action litigations involving wage and hour laws in both California and New York. The courts have approved the settlements in all of the matters. With the exception of any claimants that opt out of the class, these settlements release us from all California and New York wage and hour laws through December 2020. In fiscal year 2022, we entered into an indemnification agreement with a third-party vendor whereby we received $2.0 million as settlement proceeds with regards to the California wage and hour class action. We have recorded a liability for $1.0 million, which represents our best estimate of the probable exposure and is reflected as of March 31, 2024 in the accompanying consolidated balance sheets.

Unclaimed Property Proceeding—Various states have initiated unclaimed property audits. As of March 26, 2023, we accrued a liability of $28,000, which represents our best estimate of the probable exposure. During fiscal year 2024, we paid $38,000 in connection with these audits, therefore closing the audits. We have no further liability as of March 31, 2024.

We are not subject to any other significant pending legal proceedings other than ordinary routine claims incidental to our business or those otherwise covered by our insurance policies.

We do not believe that the ultimate resolution of these matters will have a material adverse effect on our results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our financial condition, results of operations, or cash flows.

Supply Agreements—We entered into national supply agreements for the purchase of certain commodities, such as beef and seafood items, as well as produce, oils, and other items used in the normal course of business, at fixed prices for up to 12-month terms. These supply agreements will eliminate volatility in the cost of the commodities over the terms of the agreements. These supply agreements are not considered derivative contracts.

15.	INCENTIVE, DEFERRED COMPENSATION AND 401(K) PLANS

Incentive Plan—We have an incentive compensation plan whereby cash bonus awards are made if we attain certain financial targets or at the discretion of the compensation committee of the board of directors (the “Compensation Committee”). Our annual incentive compensation plan ties key employees’ bonus earning potential to individually designed performance objectives. Under the plan, each plan participant is provided a range of potential annual cash incentive awards based on his or her individually designed performance objectives. Actual awards paid under the plan are based on exceeding goals tied to certain budgeted results. A portion of awards is also determined by achieving other performance and management goals. Target rates are approved annually by the Compensation Committee.

We did not record corporate incentive compensation expense during fiscal year 2024. We recorded $1.3 million of corporate incentive compensation expense during fiscal year 2023.

Deferred Compensation Plan—We have an executive retirement plan whereby certain key employees were able to elect to defer up to 20% of their salary and 100% of their bonus until retirement or age 55, whichever is later, or due to disability or death. Employees selected from various investment options for which to invest their available account balances. The plan was frozen in July 2012. We elected to invest the deferrals in mutual funds that track the election made by the participants and to monitor the selected investments’ performance. Investment earnings are credited to their accounts, and we increase or decrease our obligations under the deferred compensation plan based upon such investment results.

401(K) Plans—We maintain the Benihana 401(k) Plan and the Benihana Restaurant Employees 401(k) Plan (“401(k) Plans”), which are defined contribution plans covering all eligible employees. Under the provisions of the 401(k) Plans, participants may direct us to defer a portion of their compensation to the respective 401(k) Plan, subject to Internal Revenue Code limitations. All contributions vest immediately. We do not provide for an employer matching contribution.

16.	SUBSEQUENT EVENTS

On May 1, 2024, The One Group Hospitality, Inc. acquired 100% of the issued and outstanding equity interests of the Parent. As a result of the closing transaction, the term loan, along with accrued interest, was paid off on May 1, 2024. Additionally, $5.4 million was paid out related to the vesting of performance based units upon the sale of the Company.

We have completed an evaluation of subsequent events, and we believe that no other material subsequent events have occurred through June 27, 2024, the date these consolidated financial statements were available for issuance, that required recognition or disclosure in our current-period consolidated financial statements, other than those discussed herein.

* * * * * *